PROGRAMMING AGREEMENT


         This Programming Agreement (the "Agreement") is entered into as of this 5th day of November, 1996 by and between UC Television Network Corp. ("UCTN") a Delaware corporation, with its principal place of business at 645 Fifth Avenue, East Wing, New York, New York 10022 ("UCTN"), and Turner Private Networks, Inc. a Georgia corporation, with its principal place of business at One CNN Center, P.O. Box 105366, Atlanta, Georgia 30348-5366 ("Turner"). (UCTN and Turner are collectively referred to herein as the "Parties").

                                   WITNESSETH:
                                   -----------

         WHEREAS, UCTN owns and operates the UCTV Network (the "Network") which provides programming in a place-based single channel environment in common areas on college campuses;

         WHEREAS, UCTN desires that Turner provide the Programs (as hereinafter defined) to UCTN for exhibition on the Network;

         WHEREAS, Turner desires to become the exclusive supplier of news and sports programming to UCTN for exhibition on the Network;

         THEREFORE, in consideration of the mutual covenants contained herein and the mutual benefits to be derived therefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.   Representations and Authorizations

     A.   UCTN.

          UCTN represents and warrants to Turner: (i) that it is the owner and operator of the Network and hereby grants to Turner the exclusive right to provide programming to the Network as described herein; (ii) that it has the full power and authority to execute, deliver and perform under this Agreement and to consummate any and all transactions provided for herein; and (iii) that the execution, delivery and performance of this Agreement and the consummation of any and all transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not violate or conflict with, or constitute a material breach of or default under, any existing contracts or commitments to which UCTN is a party or by which it may be bound.

     B.   Turner.

          Turner represents and warrants to UCTN: (i) that it has the full power and authority to execute, deliver and perform under this Agreement and to consummate any and all transactions provided for herein; (ii) that the execution, delivery and performance of this Agreement, and the consummation of any and all transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not violate or conflict with, or constitute a material breach of or default under, any existing contracts or commitments to which Turner is a party or by which it may be bound; (iii) that the Programs do not violate any third party's right of copyright; (iv) any re-use, residual and other similar fees payable with respect to the production and distribution of the Programs have or will be paid by Turner; and (v) that the non-dramatic performing rights to each musical composition in each Program are: (a) controlled by ASCAP, BMI or SESAC; (b) controlled by Turner to the extent necessary to permit UCTN's use of the Programs as authorized hereunder; or (c) in the public domain. To the extent rights and clearances to musical compositions and recordings necessary for UCTN's use of the Programs are not controlled by Turner, UCTN acknowledges that such rights and clearances are not granted herein, and UCTN shall, at its sole cost and expense, secure all necessary public performance licenses necessary for the exhibition by UCTN of each musical composition contained in each Program.

II.  Term and Exhibition Period

     The term of this Agreement shall commence on the date of execution of this Agreement and shall continue through December 31, 1999 (the "Term"). The Exhibition Period for the Programs licensed hereunder shall be January 1, 1997 to December 31, 1999 (the "Exhibition Period").

III. Programs and Features

     A.   Description.

          Throughout the Term, Turner shall produce and provide to UCTN a total of four hundred sixty two (462) news and sports programs, each of which shall be approximately seven to ten (7-10) minutes in duration and shall be comprised of topical segments, including News; Sports; College Weather Scroll; and Factoids (the "Program(s)"). The Programs shall be of first-class broadcast quality according to generally accepted industry standards and shall be comparable to other CNN programs. The host, the format and the set for the Programs, as well as the graphics included as part of the Programs, shall


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          be mutually  agreeable  to UCTN and  Turner,  when  considered  in the context of the budget for the Programs. The foregoing matters shall be agreed upon by the parties not later than November 30, 1996. Turner shall have absolute and complete discretion, editorial and otherwise, with respect to the content, production, editing and updating of the Programs. In addition, it is expressly acknowledged and agreed that the Cable News Network ("CNN") logo shall appear on-screen at all times in the Programs, and that the CNN logo shall be of a size generally accepted in the television industry.

     B.   Delivery.

          Turner shall assemble and deliver the Programs to UCTN for exhibition on the dates set forth on the Delivery Schedule attached hereto as Exhibit "A" and incorporated herein by reference. With respect to costs of delivery, Turner shall be responsible for the expense of transmitting the Programs via a T-1 line to Hughes satellite facilities in Germantown, Maryland for UCTN's distribution to individual colleges. Turner may, at its sole option, utilize a direct satellite feed to the Hughes facilities in lieu of the T-1 line. UCTN shall be responsible for any expenses incurred downlinking any such satellite feed; for all expenses related to the MPEG- I encoding system and the installation thereof, which system shall be mutually acceptable to both parties with regard to technical performance, video quality and operating characteristics; and for all T-1 connecting equipment and installation costs at all connection points.

IV.  Program Fee and Payment Schedule

     A.   Program Fee.

          As consideration for the Programs supplied to UCTN under this Agreement, UCTN agrees to pay Turner the amount of Eight Hundred Ninety Thousand Ninety-Five Dollars ($890,095.00) (the "Program Fee").

     B.   Payment.

          The  Program Fee shall be paid to Turner as follows:

          Thirty Thousand Dollars ($30,000.00) upon execution of this Agreement;

          The balance of the Program Fee (Eight Hundred Sixty Thousand Ninety-Five Dollars) ($860,095.00) shall be paid in thirty-six (36) equal monthly installments of Twenty-Three Thousand Eight Hundred Ninety-One Dollars ($23,891.00) each, due on the first (1st) day of each month of the Term, commencing on January 1, 1997.


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V.   Ownership, Copyright and Distribution

     A.   Ownership and Copyright of the Programs.

          It is expressly acknowledged and agreed that, as between UCTN and Turner, Turner shall own and retain, throughout the universe, and in perpetuity, the exclusive ownership of all rights in and to the Programs, including all rights of trademark (other than UCTN trademarks used in the Programs), copyright and copyright renewal. In addition, Turner shall have the exclusive right and interest in and to any royalty payments deriving from the Programs to which it may be entitled pursuant to Sections 111(d) and 119 of the Copyright Act of 1976, as now existing or hereafter amended (the "Copyright Act"), or similar legislation that may hereafter be enacted, or from any other entity collecting and distributing retransmission royalties anywhere throughout the universe. Turner, or its designee(s), may make whatever application is necessary to petition for such royalty payments. UCTN and/or the Network agree to perform all such acts and execute all such documents as Turner may, in its sole discretion desire or require in order to comply with the requirements of the Copyright Act, such similar legislation or such other entity. Turner's exclusive ownership and control of the Programs shall be absolute and without any further obligation whatsoever to UCTN or to any third party except as specifically provided herein.

     B.   UCTN's Use of Programs.

          Turner grants to UCTN the right to exhibit the Programs on the Network once per hour at such time as UCTN in its discretion may decide. Except as otherwise provided below in this Paragraph V(B), UCTN shall not edit, insert material into, or otherwise alter the material contained in the Programs as delivered by Turner. The foregoing restriction shall not apply to insertions of advertising materials or to local segments produced by colleges or universities in designated spots in the Program(s). UCTN may not exhibit or otherwise use any Program or any portion thereof in any inspect after the date upon which such program is initially exhibited without the written consent of Turner. Turner may not market, sell, license or otherwise distribute the Programs to any other party; provided, however, that Turner may exercise its rights with respect to individual segments of the Program(s) (the "Segments"). Turner's rights in and to the Segments shall include, without limitation, the right to distribute, transmit, display, project, exhibit, license, simulcast, cablecast, telecast, broadcast and otherwise exploit the Segments and any portions thereof, and the right to authorize others to exercise such rights, throughout the universe, in any and all languages, in perpetuity, and in any and all media, whether now known or hereafter devised.

VI.  Advertising Time and Content

     Except as provided in this paragraph, UCTN shall have the right to sell all advertising time within the Programs and to retain all revenue derived therefrom. It is expressly acknowledged and agreed that Turner shall receive one (1) thirty second promotional spot per hour to use for promotional advertising for cable networks owned and/or operated by Turner Broadcasting System, Inc. not to exceed a value of three hundred fifty thousand dollars ($350.000.00) for year one (1997), with an increase of ten percent (10%) for year two (1998) and an additional increase of ten percent (10%) for year three (1999), which value shall be calculated by using the lowest rate paid to UCTN by any paid advertiser. Turner shall receive the foregoing thirty second promotional spot per hour regardless of the value of such spot(s) during 1997.

VII. Exclusivity; Right of First Negotiation

     Turner shall be the exclusive programming supplier of news and sports programming for the Network during the Term of this Agreement; provided, however, that such exclusivity shall not prevent UCTN from obtaining and excluding local segments produced by colleges and universities. Turner shall have, at all times, a right of first negotiation with respect to continuing as the exclusive news and sports programming supplier for the Network, and with respect to becoming the exclusive advertising sales representative for the Network.

     Specifically, UCTN agrees that prior to negotiating with any other party regarding the right to produce or provide news and sports programming to the Network, or regarding the exclusive right to sell advertising on the Network, UCTN shall notify Turner in writing and shall negotiate in good faith with Turner for a period of not more than thirty (30) days from Turner's receipt of such notice to arrive at an agreement pertaining to Turner's continuing as the exclusive news and sports programming supplier for the Network or becoming the exclusive advertising sales representative for the Network. If UCTN and Turner are unable to reach an agreement within said thirty (30) day period, UCTN may then negotiate with other parties regarding the rights mentioned above.

     This paragraph shall survive the termination of this Agreement.

     For the period commencing on the date of this Agreement and terminating on the first anniversary date of the date of this Agreement, Turner shall have a two week, "first look" right with respect to programming produced by UCTN for non residential use; provided, however, such "first look" right shall not apply to programming to be displayed by UCTN or an affiliate of UCTN.

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VIII. Good Faith Negotiation Regarding Future Business Relationship

     The Parties agree to negotiate in good faith with respect to establishing a future business arrangement between them, which shall include possible equity participation in UCTN by Turner as well as joint marketing of advertising time on the Network for a period of ninety (90) days from the date of execution of this Agreement; provided, however, that this Agreement and the parties' performance hereunder is in no respect conditioned upon the outcome of the negotiations referenced in this paragraph.

IX.  General Provisions.

     A.   Indemnification.

          1. Turner hereby agrees to assume liability for, and shall indemnify, defend, protect, save and hold harmless UCTN, the Network, their related entities, and their respective agents, officers, directors, employees, successors, licensees, assignees and attorneys, from and against any and all claims, counterclaims, actions, suits, costs, liabilities, liens, judgments, obligations, losses, penalties, damages or expenses of any nature whatsoever, including, without limitation, reasonable attorneys' fees (including, without limitation, an applicable share of in-house attorneys' costs and expenses) and court costs, whether fixed or contingent, threatened or actual, known or unknown, liquidated or unliquidated, of any kind or nature whatsoever (collectively, "Claims"), imposed on, incurred by, or asserted against UCTN, the Network, their related entities, and their respective agents, officers, directors, employees, successors, licensees, assignees and attorneys, by any third party, arising out of or related to, or allegedly arising out of or related to the Programs, including, but not limited to, any actual or alleged libel, slander, invasion of privacy or infringement of copyright or other intellectual property rights, or any breach or alleged breach of any representation, warranty, covenant or obligation of Turner contained in or made pursuant to this Agreement, except to the extent any Claim arises out of or relates to a breach by UCTN of any of its representations, warranties, covenants or obligations contained herein or made pursuant hereto.

          2. UCTN hereby agrees to assume liability for, and shall indemnify, defend, protect, save and hold harmless Turner and its related entities, and their respective agents, officers, directors, employees, successors, licensees, assignees and attorneys, from and against, any and all Claims imposed on, incurred by, or asserted against Turner and its related entities, and their respective agents, officers, directors, employees, successors, licensees, assignees and attorneys, by any third party, arising out of or related to, or allegedly arising out of or related to any breach or alleged breach of any representation, warranty, covenant or obligation of UCTN contained in or made pursuant to this Agreement, except to the extent any Claim arises out of or relates to a breach by Turner of any of its representations, warranties, covenants or obligations contained herein or made pursuant hereto.

     B.   Termination.

          1. If either party is in default in the performance of its material obligations hereunder, the non-defaulting party may terminate this Agreement if such default if curable, remains uncured after receipt of five (5) days' written notice from the non-defaulting party.

               In the event of termination of this Agreement by UCTN for any reason other than a material breach of this Agreement by Turner, which, for purposes of this Agreement, shall include the failure to deliver or withdrawal of an aggregate of three (3) Programs, Turner shall then, upon presentment of proper documentation and/or receipts, be entitled to receive payment for all outstanding costs and expenses incurred by Turner in connection with producing the Programs, as well as all actual out-of-pocket closing costs associated with terminating production and delivery of the Programs to UCTN (such costs to include, without limitation, severance payments, if necessary, in accordance with Turner standard policies, and remaining capital costs outstanding); provided, however, that in no event shall UCTN's payment pursuant to this provision exceed the amount representing the unpaid portion of the Program Fee.

          2. In the event this Agreement is terminated by UCTN for any reason, other than a material breach of this Agreement by Turner, UCTN agrees that it shall not have discussions with any third party regarding news and sports programming rights nor shall it grant such rights to any third party for a period of six (6) months following termination of this Agreement; provided, however, that upon remitting to Turner any -------- ------- unpaid portion of the Program Fee, UCTN shall have the right to negotiate and/or enter into an agreement with any third party, provided UCTN has complied with the provisions of paragraph VII of this Agreement.

     C.   Withdrawal Rights.

          Turner may, in its absolute discretion, permanently or temporarily withdraw any Program or any portion thereof at any time as it deems necessary or advisable in the exercise of its sound business judgment and any such withdrawals, interruption, delay or interference shall not constitute or be deemed to be a breach of this Agreement; provided, however, that Turner agrees to use its best efforts to deliver a substitute Program as soon as possible.

          In the event Turner withdraws or fails to deliver a Program, Turner shall reimburse or credit UCTN for: (i) The pro-rata portion of the Program Fee allocable to such Program; and (ii) lost advertising revenue from advertising time which actually has been sold with respect to such withdrawn Program.

     D.   Force Majeure.

          Neither party shall be liable to the other for any failure to perform under this Agreement caused by or due to an event of force majeure, such as any act of God, inevitable accident, fire, lockout, strike or other labor dispute, riot or civil commotion, act of public enemy, failure of transportation facilities, enactment, rule, order or act of government or governmental instrumentality (whether domestic or international and whether federal, state or local, or the international equivalent thereof), failure of technical facilities, including satellite failures or feed failures, or any other cause of any nature whatsoever beyond the control of the Parties hereto which was not avoidable.

     E.   Notices.

          All notices which either party hereto is required or may desire to give to the other party hereunder shall be in writing and shall be given either by personal delivery (including by means of overnight delivery services), telegram, telex (toll prepaid), telecopy or other electronic means or by registered or certified mail (postage prepaid), air mail if available. Such notices shall be deemed given on the date delivered, telegraphed, telexed, telecopied or otherwise delivered by electronic means or, if mailed, on the date received. Until further notice, all notices given hereunder shall be addressed to Turner and UCTN as follows:


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


                      TO TURNER:

                               Turner Private Networks, Inc.
                               Mr. John McMenamin
                               420 5th Avenue, 4th Floor
                               New York, New York 10018
                               Telephone: (212) 852-6684
                               Facsimile: (212) 852-6881

                      cc:      Office of the General Counsel
                               Turner Broadcasting System, Inc.
                               One CNN Center, 13 North
                               P. O. Box 105366
                               Atlanta, GA 30348-5366
                               Attn: Kellie S. Raiford, Esq.
                               Telephone (404) 827-1678
                               Facsimile (404) 827-1995

                      TO UCTN:

                               UC Television Network Corp., lnc.
                               645 Fifth Avenue, East Wing
                               New York, New York 10022
                               Attn: Mr. Peter Kauff
                               Telephone (212) 888-0617
                               Facsimile  (212)  755-5992

                      cc:      Richard Marlin, Esq.
                               Kramer, Levin, Naftalis & Frankel
                               919 Third Avenue
                               New York, NY 10022
                               Telephone (212) 715-9100
                               Facsimile (212) 715-8000

F.   Severability.

     Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, statute, ordinance, order or regulation, and wherever there is any conflict between any provision of this Agreement and any of the foregoing, contrary to which the Parties hereto have no legal right to contract, such law, statute, ordinance, order or regulation shall prevail; provided, however, in such event: (a) the provision of this Agreement so affected shall be limited only to the extent necessary to permit compliance with the minimum legal requirement; (b) no other provisions of this Agreement shall be affected thereby; and (c) all such other provisions shall continue in full force and effect. The Parties shall negotiate in good faith to replace any invalid, illegal or unenforceable provision with a valid provision, the effect of which comes as close as possible to that of such invalid, illegal or unenforceable provision.

     G.   Further Documents.

          Each party hereto shall execute any and all further instruments which either party may deem reasonably necessary, desirable or proper to carry out the purposes of this Agreement.

     H.   Prior Agreements; Waivers; Paragraph Headings, Modification.

          This Agreement supersedes all prior agreements and understandings between the Parties hereto, whether oral or written, pertaining to the subject matter hereof No waiver of any term or condition of this Agreement shall be construed as a waiver of any other term or condition hereof; nor shall any waiver of any default under this Agreement be construed as a waiver of any other default hereunder. The descriptive headings of the paragraphs of this Agreement are for convenience only and do not constitute a part of this Agreement. This Agreement may be modified only by a written instrument executed by the Parties hereto.

     I.   Governing Law.

          This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts.

     J.   Assignments.

          Neither party shall assign any of its rights or obligations hereunder, voluntarily or by operation of law, without the prior written consent of the other party, unless such assignment is made to an entity controlling, controlled by or under common control with the assigning party, or to an entity which acquires all or substantially all of the assets of the assigning party.

     K.   Confidentiality.

          During the term of this Agreement and thereafter, neither UCTN nor Turner shall disclose to any third party any information regarding the terms and conditions of this Agreement, except: (i) to the minimum extent necessary to comply with the law or valid court order; (ii) as part of its normal reporting or review procedure to its board members, shareholders, lenders, auditors and attorneys; or (iii) in order to enforce its rights or perform its obligations under this Agreement. Any information released to the public regarding this Agreement, including, without limitation, press releases, must be agreed upon and approved by both Parties.

     L.   Non-Compete.

          During the term of this Agreement: (a) UCTN agrees that it will not directly or indirectly compete with or attempt to compete with Turner with respect to utilization of the Programs or any portion thereof in any manner at any time; and (b) Turner agrees that it will not provide customized sports and news programming to any college or university television network or program service which is directly competitive with UCTN. Furthermore, for a period of one (1) year following termination of this Agreement for any reason, Turner shall not create a college television network.

     M.   Survival

          All representations, warranties and indemnities contained herein or made by either party in connection herewith shall survive the execution, delivery, suspension. expiration and termination of this Agreement or any provision hereof

     N.   Relationship of Parties.

          Nothing herein shall be deemed to create an employment, joint venture, agency or partnership relationship between the parties hereto. The Parties hereto acknowledge and represent that they are independent contractors with respect to each other.

     O.   Insurance.

          With respect to the Programs, Turner shall procure and maintain in full force and effect until the end of the Term, standard producer's liability (errors & omissions) insurance issued by a nationally recognized insurance carrier, with minimum limits of at least $1,000,000 for any single occurrence and $3,000,000 for all claims in the aggregate. Such insurance shall name UCTN as an additional insured and shall be evidenced by a Certificate of Insurance indicating that such coverage shall be primary and not contributing to or in excess of any such insurance maintained by UCTN. Turner shall deliver a valid Certificate of Insurance to UCTN not later than five (5) days after execution of this Agreement, evidencing the existence of such insurance coverage with certified copy of the endorsement of insurance.


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

     P.   Reservation of Rights.

          Any and all rights in and to the Programs which are not expressly granted to UCTN herein are reserved to Turner and may be exercised, marketed, exploited and disposed of by Turner concurrently with and throughout the Term of this Agreement freely and without limitation or restriction.



AGREED TO AND ACCEPTED BY:
UC TELEVISION NETWORK, INC.

By:/s/ Peter L. Kauff
   ------------------
       Peter L. Kauff
Title:  CEO

TURNER PRIVATE NETWORKS, INC.

By:/s/ Jon McMacnamara
   -------------------
       Jon McMacnamara
Title:  President

                                   EXHIBIT "A"








                                     - 13 -